Exhibit 99.1

NEWS RELEASE

For More Information, Contact:

William A. Gehman III, EVP and CFO, 843.723.7700

Carolina Financial Corporation Board of Directors Approves Quarterly Cash Dividend for Q1, 2015

CHARLESTON, S.C., May 5, 2015 – Carolina Financial Corporation (NASDAQ: CARO) announced today that its Board of Directors approved a quarterly cash dividend of $0.03 per share on April 29, 2015. The dividend will be payable on July 10, 2015 to stockholders of record as of June 24, 2015.

“Our first quarter earnings were strong and reinforced the type of growth and performance we anticipated,” Jerry Rexroad, Carolina Financial Chief Executive Officer, said. “We appreciate our stockholders’ loyalty and are pleased that we can continue our quarterly cash dividends.”

On April 24, 2015, Carolina Financial Corporation reported net income for the first quarter of 2015 that increased approximately 55 percent to $3.0 million, or $0.38 per share diluted compared to $1.9 million, or $0.25 per share diluted, for the first quarter of 2014.

Carolina Financial Corporation is the parent company of CresCom Bank, a leader in community banking with 26 branches throughout North Carolina and South Carolina, as well as the parent company for Crescent Mortgage Company.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ: CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of March 31, 2015, Carolina Financial Corporation had approximately $1.3 billion in total assets and Crescent Mortgage Company originated loans in 45 states, and partnered with approximately 2,000 community banks, credit unions and mortgage brokers. In 2014, Carolina Financial was added to the Nasdaq Community Bank Index (ABAQ) by the American Bankers Association. It also ranked #1 on American Banker’s 2015 list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE.” During 2014, CresCom Bank completed two branch acquisitions and grew from 11 to 26 branch locations. In addition, in 2014 the Company added loan production offices in Greenville, S.C., and Wilmington, N.C. To learn more about CresCom Bank, visit www.haveanicebank.com or call 1-855-CRESCOM.

# # #